Exhibit 99.1

News Release

CROWN MEDIA FAMILY NETWORKS AND AT&T U-VERSE TV
TO LAUNCH HALLMARK CHANNEL
AND HALLMARK MOVIES & MYSTERIES

Both Networks Will Launch in High Definition
and on the U-verse App for Tablets and Smartphones

NEW YORK AND DALLAS, JULY 22, 2015 — It’s “Christmas in July” for AT&T* U-verse® TV customers. Tomorrow, Crown Media Family Networks and AT&T* launch Hallmark Channel and Hallmark Movies & Mysteries on AT&T U-verse TV.

“This agreement is a winning deal for AT&T U-verse customers,” said Bill Abbott, president & CEO, Crown Media Family Networks. “They now have access to our two distinct channels and some of the best, most compelling family entertainment on television. We look forward to a long and fruitful relationship with AT&T.”

Hallmark Channel will be on channels 365 and 1365 in HD in the U-family and U200 and above packages. Hallmark Movies & Mysteries will be on Channels 366 and 1366 in HD in the U-family and U300 and above packages. And in the next week, the channels will also be on the U-verse App for tablets and smartphones and on Uverse.com. With the U-verse App, customers will be able to catch live Hallmark content on their mobile devices even when they’re on the go.

“We are thrilled to work with Crown Media to bring Hallmark to our U-verse TV customers,” said Eric Boyer, senior vice president, AT&T U-verse. “Our customers will be able to watch the Hallmark programming they love on U-verse TV, as well as on their mobile devices with our U-verse App.”

The agreement comes at a pivotal time in Crown Media’s evolution. Both networks are registering unprecedented growth. Additionally, both networks are rapidly expanding their lineup of original shows. Hallmark Channel will feature a diverse and extensive slate of original programs in 2015. The channel will offer 40 world premiere movies, three original prime-time scripted series and three annual pet-related specials. Plus, Hallmark extended its daily lifestyle series, Home & Family, to 52 weeks a year.

Starting Saturday, Oct. 31, Hallmark Channel’s signature holiday event, Countdown to Christmas, will feature an unprecedented lineup of 16 original movies. That includes five back-to-back nights of world premiere originals over Thanksgiving weekend.

Hallmark Movies & Mysteries, formerly Hallmark Movie Channel, is rolling out its biggest slate of new programs ever, with 17 original movies this year. The channel will also offer fresh installments of its Mystery Wheel franchises — Murder She Baked, Gourmet Detective, Aurora Teagarden and Garage Sale Mystery.

Like Hallmark Channel, the network will also boost the lineup for its holiday initiative, The Most Wonderful Movies of Christmas, with five new original movies in 2015.

*AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc.

About AT&T

AT&T Inc. (NYSE:T) helps millions of people and businesses around the globe stay connected through leading wireless, high-speed Internet, voice and cloud-based services. We’re helping people mobilize their worlds with state-of-the-art communications, entertainment services and amazing innovations like connected cars and devices for homes, offices and points in between. Our U.S. wireless network offers customers the nation’s strongest LTE signal and the nation’s most reliable 4G LTE network. We offer the best global wireless coverage.* We’re improving how our customers stay entertained and informed with AT&T U-verse® TV and High Speed Internet services. And businesses worldwide are serving their customers better with AT&T’s mobility and highly secure cloud solutions.

Additional information about AT&T products and services is available at http://about.att.com. Follow our news on Twitter at @ATT, on Facebook at http://www.facebook.com/att and YouTube at http://www.youtube.com/att.

© 2015 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Reliability and signal strength claims based on nationwide carriers’ LTE. Signal strength claim based ONLY on avg. LTE signal strength. LTE not available everywhere.

*Global coverage claim based on offering voice and data roaming in more countries than any other U.S. based carrier, and offering the most wireless smartphones and tablets that work in the most countries.

About Crown Media Family Networks

Crown Media Family Networks is the umbrella unit of Crown Media Holdings, Inc. housing cable’s leading family friendly networks, Hallmark Channel and Hallmark Movies & Mysteries, as well as their corresponding digital extensions HallmarkChannel.com and HallmarkMoviesandMysteries.com. The company operates and distributes both channels in high definition (HD) and standard definition (SD) with Hallmark Channel available to 85 million subscribers and Hallmark Movies & Mysteries in 56 million homes in the United States. Hallmark Channel features an ambitious slate of original content, including movies; scripted series, such as Cedar Cove, When Calls the Heart, and Good Witch; annual specials like Hero Dog Awards and Kitten Bowl; world premieres of Hallmark Hall of Fame presentations, and a daily 2-hour lifestyle show, Home & Family.

Hallmark Channel is also home to annual holiday franchise, Countdown to Christmas, featuring a lineup of 24/7 holiday programming, including The 12 New Movies of Christmas. Rounding out the networks’ lineup are television’s most beloved sitcoms and series, including The Golden Girls, The Middle, Little House on the Prairie, and Frasier. Hallmark Movies & Mysteries, recently rebranded from Hallmark Movie Channel, is a 24-hour digital cable network featuring a unique mix of original movies and acquired series focused on the lighter side of the suspense and mystery genres. The network also features its own annual holiday programming franchise, the

Most Wonderful Movies of Christmas, as well as presentations from the award-winning Hallmark Hall of Fame library.

For more information, please visit www.crownmediapress.com.

Hallmark Channel on Social Media: Facebook, Twitter (Join the conversation at #HeartofTV), Pinterest, GetGlue, YouTube

Hallmark Movies & Mysteries on Social Media: Facebook, Twitter, Pinterest

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For more information, contact:

For Hallmark, contact:

Allison Bennett

212-445-6692,

allisonbennett@crownmedia.com

For AT&T U-verse, contact:

Brett Levecchio

214-782-6051

bl022d@im.att.com